SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. ___)(1)

                            Circuit City Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

           Circuit City Group Common Stock, par value $0.50 per share
                             ("Circuit City Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    172737108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 1, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-1(d)

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------
CUSIP No. 172737108
-----------------------------------------


   1. NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carlos Slim Helu

   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                     (b) |_|

   3. SEC USE ONLY

   4. CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                           5.   SOLE VOTING POWER

                                - 0 -
         NUMBER OF
          SHARES           6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               12,160,000 Circuit City Shares (See Item 4(c))
           EACH
         REPORTING         7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH                 - 0 -

                           8.   SHARED DISPOSITIVE POWER

                                12,160,000 Circuit City Shares (See Item 4(c))

   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,160,000 Circuit City Shares (See Item 4(a))


  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9% (See Item 4(b))

  12. TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------------
CUSIP No. 172737108
-----------------------------------------


   1. NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carlos Slim Domit

   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                     (b) |_|

   3. SEC USE ONLY

   4. CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                           5.   SOLE VOTING POWER

                                - 0 -
         NUMBER OF
          SHARES           6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               12,160,000 Circuit City Shares (See Item 4(c))
           EACH
         REPORTING         7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH                 - 0 -

                           8.   SHARED DISPOSITIVE POWER

                                12,160,000 Circuit City Shares (See Item 4(c))

   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,160,000 Circuit City Shares (See Item 4(a))


  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9% (See Item 4(b))

  12. TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------------
CUSIP No. 172737108
-----------------------------------------


   1. NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Marco Antonio Slim Domit

   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                     (b) |_|

   3. SEC USE ONLY

   4. CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                           5.   SOLE VOTING POWER

                                - 0 -
         NUMBER OF
          SHARES           6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               12,160,000 Circuit City Shares (See Item 4(c))
           EACH
         REPORTING         7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH                 - 0 -

                           8.   SHARED DISPOSITIVE POWER

                                12,160,000 Circuit City Shares (See Item 4(c))

   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,160,000 Circuit City Shares (See Item 4(a))


  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9% (See Item 4(b))

  12. TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------------
CUSIP No. 172737108
-----------------------------------------


   1. NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Patrick Slim Domit

   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                     (b) |_|

   3. SEC USE ONLY

   4. CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                           5.   SOLE VOTING POWER

                                - 0 -
         NUMBER OF
          SHARES           6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               12,160,000 Circuit City Shares (See Item 4(c))
           EACH
         REPORTING         7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH                 - 0 -

                           8.   SHARED DISPOSITIVE POWER

                                12,160,000 Circuit City Shares (See Item 4(c))

   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,160,000 Circuit City Shares (See Item 4(a))


  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9% (See Item 4(b))

  12. TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------------
CUSIP No. 172737108
-----------------------------------------


   1. NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Maria Soumaya Slim Domit

   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                     (b) |_|

   3. SEC USE ONLY

   4. CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                           5.   SOLE VOTING POWER

                                - 0 -
         NUMBER OF
          SHARES           6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               12,160,000 Circuit City Shares (See Item 4(c))
           EACH
         REPORTING         7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH                 - 0 -

                           8.   SHARED DISPOSITIVE POWER

                                12,160,000 Circuit City Shares (See Item 4(c))

   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,160,000 Circuit City Shares (See Item 4(a))


  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9% (See Item 4(b))

  12. TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------------
CUSIP No. 172737108
-----------------------------------------


   1. NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Vanessa Paola Slim Domit

   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                     (b) |_|

   3. SEC USE ONLY

   4. CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                           5.   SOLE VOTING POWER

                                - 0 -
         NUMBER OF
          SHARES           6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               12,160,000 Circuit City Shares (See Item 4(c))
           EACH
         REPORTING         7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH                 - 0 -

                           8.   SHARED DISPOSITIVE POWER

                                12,160,000 Circuit City Shares (See Item 4(c))

   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,160,000 Circuit City Shares (See Item 4(a))


  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9% (See Item 4(b))

  12. TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------------
CUSIP No. 172737108
-----------------------------------------


   1. NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Johanna Monique Slim Domit

   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                     (b) |_|

   3. SEC USE ONLY

   4. CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                           5.   SOLE VOTING POWER

                                - 0 -
         NUMBER OF
          SHARES           6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               12,160,000 Circuit City Shares (See Item 4(c))
           EACH
         REPORTING         7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH                 - 0 -

                           8.   SHARED DISPOSITIVE POWER

                                12,160,000 Circuit City Shares (See Item 4(c))

   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,160,000 Circuit City Shares (See Item 4(a))


  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9% (See Item 4(b))

  12. TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------------
CUSIP No. 172737108
-----------------------------------------


   1. NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Inmobiliaria Carso, S.A. de C.V.

   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                     (b) |_|

   3. SEC USE ONLY

   4. CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                           5.   SOLE VOTING POWER

                                - 0 -
         NUMBER OF
          SHARES           6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               12,160,000 Circuit City Shares (See Item 4(c))
           EACH
         REPORTING         7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH                 - 0 -

                           8.   SHARED DISPOSITIVE POWER

                                12,160,000 Circuit City Shares (See Item 4(c))

   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,160,000 Circuit City Shares (See Item 4(a))


  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9% (See Item 4(b))

  12. TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------------
CUSIP No. 172737108
-----------------------------------------


   1. NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Orient Star Holdings LLC

   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                     (b) |_|

   3. SEC USE ONLY

   4. CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                           5.   SOLE VOTING POWER

                                - 0 -
         NUMBER OF
          SHARES           6.   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               12,160,000 Circuit City Shares (See Item 4(c))
           EACH
         REPORTING         7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH                 - 0 -

                           8.   SHARED DISPOSITIVE POWER

                                12,160,000 Circuit City Shares (See Item 4(c))

   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,160,000 Circuit City Shares (See Item 4(a))


  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9% (See Item 4(b))

  12. TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTION BEFORE FILLING OUT!

      Item 1.

          (a)  Name of Issuer:

               Circuit City Stores, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               9950 Mayland Drive
               Richmond, VA  23233

      Item 2.

          (a)  Name of Persons Filing:

               This Statement is filed pursuant to Rule 13d-2(b) under the U.S. Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"). The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria").

               (2)

               Inmobiliaria is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC ("Orient Star").

               (3)

               Orient Star is a holding company with portfolio investments in various companies.

          (b)  Address of Principal Business Office:

               (i) The principal business address for each member of the Slim Family is:

               Paseo de las Palmas
               736 Colonia Lomas de Chapultepec
               11000 Mexico D.F.
               Mexico

               (ii) Inmobiliaria's principal business address is:

               Insurgentes Sur #3500, PB-4
               Colonia Pena Pobre
               14060 Mexico D.F.
               Mexico

               (iii) Orient Star's principal business address is:

               1000 Louisiana Street
               Suite 565
               Houston, TX  77002

          (c)  Citizenship:

               Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a sociedad anonima de capital variable organized under the laws of the United Mexican States, and Orient Star is a Delaware limited liability company.

          (d)  Title of Class of Securities:

               Circuit City Group Common Stock, par value $0.50 per share

          (e)  CUSIP Number:

               172737108

      Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a(n):

             (a)|_| Broker or dealer registered under Section 15 of the Act;

             (b)|_| Bank as defined in Section 3(a)(6) of the Act;

             (c)|_| Insurance company as defined in Section 3(a)(19) of the Act;

             (d)|_| Investment company registered under Section 8 of the
                    Investment Company Act;

             (d)|_| Investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

             (f)|_| Employee benefit plan or endowment fund in accordance with
                    Rule 13d-1(b)(1)(ii)(F);

             (g)|_| Parent holding company or control person in accordance with
                    Rule 13d-1(b)(1)(ii)(G);

             (g)|_| Savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

             (i)|_| Church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment Company Act; or

             (j)|_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      Item 4. Ownership

          (a)  Amount Beneficially Owned:

               As of the date of this filing, (i) Orient Star directly owns 12,160,000 Circuit City Shares, (ii) Inmobiliaria, as the sole member of Orient Star, is deemed to beneficially own indirectly the Circuit City Shares owned directly by Orient Star, and (iii) the Slim Family, which indirectly owns all of the issued and outstanding voting securities of Inmobiliaria, is deemed to beneficially own indirectly the Circuit City Shares deemed beneficially owned indirectly by Inmobiliaria and owned directly by Orient Star.

          (b)  Percent of Class:

               The Circuit City Shares beneficially owned by the Reporting Persons constitute approximately 5.9% of the issued and outstanding Circuit City Shares (based on the total number of Circuit City Shares issued and outstanding as stated in the most recently available filing with the Securities and Exchange Commission).

          (c)  Number of Shares as to which such person has:

               (i)   Sole power to vote or to direct the vote: -0-
               (ii) Shared power to vote or to direct the vote: 12,160,000 Circuit City Shares
               (iii) Sole power to dispose or to direct the disposition of: -0-
               (iv) Shared power to direct the disposition of: 12,160,000 Circuit City Shares

      Item 5.  Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

      Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

      Item 8.  Identification and Classification of Members of the Group.

               Not applicable.

      Item 9.  Notice of Dissolution of Group.

               Not applicable.

     Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         ------------------------------------
         Carlos Slim Helu

         ------------------------------------
         Carlos Slim Domit                        By: /s/ Eduardo Valdes Acra
                                                      --------------------------
         ------------------------------------         Eduardo Valdes Acra
         Marco Antonio Slim Domit                     Attorney-in-Fact
                                                      March 9, 2001
         ------------------------------------
         Patrick Slim Domit

         ------------------------------------
         Maria Soumaya Slim Domit

         ------------------------------------
         Vanessa Paola Slim Domit

         ------------------------------------
         Johanna Monique Slim Domit

         ------------------------------------

         INMOBILIARIA CARSO S.A. DE C.V.


         ------------------------------------
         By: Alejandro Escoto Cano
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC


         ------------------------------------
         By:  James M. Nakfoor
         Title: Manager

                                POWER OF ATTORNEY

          The undersigned hereby constitutes and appoints Eduardo Valdes Acra, Rafael Robles Miaja and Adolfo Cerezo Perez, and each of them singly, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Circuit City Stores, Inc., a Virginia corporation, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

March 5, 2001                                  s/ Carlos Slim Helu
                                               -------------------
                                               Carlos Slim Helu

                                POWER OF ATTORNEY

          The undersigned hereby constitutes and appoints Eduardo Valdes Acra, Rafael Robles Miaja and Adolfo Cerezo Perez, and each of them singly, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Circuit City Stores, Inc., a Virginia corporation, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

March 5, 2001                                  /s/ Carlos Slim Domit
                                               ---------------------
                                               Carlos Slim Domit

                                POWER OF ATTORNEY

          The undersigned hereby constitutes and appoints Eduardo Valdes Acra, Rafael Robles Miaja and Adolfo Cerezo Perez, and each of them singly, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Circuit City Stores, Inc., a Virginia corporation, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

March 5, 2001                                  /s/ Marco Antonio Slim Domit
                                               ----------------------------
                                               Marco Antonio Slim Domit

                                POWER OF ATTORNEY

          The undersigned hereby constitutes and appoints Eduardo Valdes Acra, Rafael Robles Miaja and Adolfo Cerezo Perez, and each of them singly, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Circuit City Stores, Inc., a Virginia corporation, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

March 5, 2001                                  /s/ Patrick Slim Domit
                                               ----------------------
                                               Patrick Slim Domit

                                POWER OF ATTORNEY

          The undersigned hereby constitutes and appoints Eduardo Valdes Acra, Rafael Robles Miaja and Adolfo Cerezo Perez, and each of them singly, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Circuit City Stores, Inc., a Virginia corporation, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

March 5, 2001                                  /s/ Maria Soumaya Slim Domit
                                               ----------------------------
                                               Maria Soumaya Slim Domit

                                POWER OF ATTORNEY

          The undersigned hereby constitutes and appoints Eduardo Valdes Acra, Rafael Robles Miaja and Adolfo Cerezo Perez, and each of them singly, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Circuit City Stores, Inc., a Virginia corporation, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

March 5, 2001                                  /s/ Vanessa Paola Slim Domit
                                               ----------------------------
                                               Vanessa Paola Slim Domit

                                POWER OF ATTORNEY

          The undersigned hereby constitutes and appoints Eduardo Valdes Acra, Rafael Robles Miaja and Adolfo Cerezo Perez, and each of them singly, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Circuit City Stores, Inc., a Virginia corporation, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

March 5, 2001                                  /s/ Johanna Monique Slim Domit
                                               ------------------------------
                                               Johanna Monique Slim Domit

                                POWER OF ATTORNEY

          The undersigned hereby constitutes and appoints Eduardo Valdes Acra, Rafael Robles Miaja and Adolfo Cerezo Perez, and each of them singly, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Circuit City Stores, Inc., a Virginia corporation, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

March 5, 2001                                  INMOBILIARIA CARSO, S.A. DE C.V.


                                               By: /s/ Alejandro Escoto Cano
                                                  --------------------------
                                               Name: Alejandro Escoto Cano
                                               Title:  Attorney-in-Fact

                                POWER OF ATTORNEY

          The undersigned hereby constitutes and appoints Eduardo Valdes Acra, Rafael Robles Miaja and Adolfo Cerezo Perez, and each of them singly, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for it and in its name, place and stead and on its behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Circuit City Stores, Inc., a Virginia corporation, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (collectively, the "Filings"), and to file on its behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.

March 5, 2001                                  ORIENT STAR HOLDINGS LLC


                                               By: /s/ James M. Nakfoor
                                                  ---------------------
                                               Name: James M. Nakfoor
                                               Title: Manager

                             JOINT FILING AGREEMENT

         THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 5th day of March 2001, by and among Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Inmobiliaria Carso, S.A. de C.V. and Orient Star Holdings LLC.

         Each of the parties hereto hereby agrees to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or 13G relating to its ownership (direct or otherwise) of any securities of Circuit City Stores, Inc., a Virginia corporation, and any and all amendments thereto and any other document relating thereto (collectively, the "Filings") required to be filed by it pursuant to the United States Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of such Filings.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

         ------------------------------------
         Carlos Slim Helu

         ------------------------------------
         Carlos Slim Domit                        By: /s/ Eduardo Valdes Acra
                                                      --------------------------
         ------------------------------------         Eduardo Valdes Acra
         Marco Antonio Slim Domit                     Attorney-in-Fact
                                                      March 5, 2001
         ------------------------------------
         Patrick Slim Domit

         ------------------------------------
         Maria Soumaya Slim Domit

         ------------------------------------
         Vanessa Paola Slim Domit

         ------------------------------------
         Johanna Monique Slim Domit

         ------------------------------------

         INMOBILIARIA CARSO, S.A. DE C.V.


         ------------------------------------
         By: Alejandro Escoto Cano
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC


         ------------------------------------
         By: James Nakfoor
         Title: Manager